UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2009
Technitrol, Inc. (Exact Name of registrant as specified in its charter)
PA (State or other jurisdiction of incorporation)	001-05375 (Commission File Number)	23-1292472 (I.R.S. Employer Identification No.)
1210 Northbrook Dr., Suite 470, Trevose, PA 19053 (Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (215) 355-2900
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 2.01.       Completion of Acquisition or Disposition of Assets

On June 25, 2009, Technitrol, Inc. (“Technitrol”) through its wholly-owned subsidiaries completed the disposition of its Medtech components business (“Medtech”) to Xilco A/S (“Xilco”). The purchase price paid in cash at closing was approximately $201 million and is subject to final working capital and financial indebtedness adjustments.

The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement filed as Exhibit 2.1 to Technitrol’s Form 8-K filed on June 8, 2009 which is incorporated herein by reference. Investors in Technitrol and other persons not party to the Share Purchase Agreement should not for any purpose rely on the covenants, representations or warranties made in it, or consider them as statements of fact or as representing the current state of Technitrol’s affairs.

Item 9.01.	Financial Statements and Exhibits

(b) Pro Forma Financial Information.

The unaudited pro forma statements of operations for the year ended December 26, 2008 and the three months ended March 27, 2009 and the unaudited pro forma balance sheet as of March 27, 2009 are attached hereto as Exhibit 99.1. The unaudited pro forma consolidated statements of operations and consolidated balance sheet that have been prepared by management do not exclude cost savings from operational efficiencies, revenue synergies or operating strategies employed prior to the disposition. Therefore, the pro forma financial information is not necessarily indicative of the operating results that Technitrol would have achieved had the disposition occurred on December 29, 2007 or Technitrol’s financial position had the disposition occurred on March 27, 2009 and should not be construed as a representation of Technitrol’s future operating results or financial position. Such information should be read in conjunction with the historical financial statements of Technitrol.

(d)	Exhibits.

99.1	Pro Forma Financial Information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNITROL, INC.

Date: June 30, 2009	By:	/s/ Michael P. Ginnetti

Michael P. Ginnetti

Corporate Controller and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description

99.1                             Pro forma financial information listed in Item 9.01(b) above

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